Exhibit 99.1

1111 South Arroyo Parkway 91105 PO Box 7084 Pasadena, California 91109-7084 1.626.578.3500 Fax 1.626.568.7144

Press Release

FOR IMMEDIATE RELEASE	January 25, 2010

For additional information contact:

John W. Prosser, Jr.

Executive Vice President, Finance and Administration

626.578.6803

Jacobs Engineering Group Inc. Reports Earnings

for the first Quarter of Fiscal 2010

PASADENA, CALIF — Jacobs Engineering Group Inc. (NYSE:JEC) announced today its financial results for the first quarter of fiscal 2010 ended January 1, 2010.

First Quarter Fiscal 2010 Highlights:

•	Net earnings for the quarter of $72.4 million;

•	Diluted EPS for the quarter of $0.58; and,

•	Backlog of $14.9 billion.

Jacobs reported today net earnings of $72.4 million, or $0.58 per diluted share, on revenues of $2.5 billion for its first quarter of fiscal 2010 ended January 1, 2010. This compares to net earnings of $116.4 million, or $0.94 per diluted share, on revenues of $3.2 billion for the first quarter of fiscal 2009 ended January 2, 2009.

The Company ceased using one of its offices located in Houston, Texas, and entered into a sublease for the entire property. Included in the Company’s results of operations for the first quarter for fiscal 2010 is an after-tax charge of $5.8 million, or $0.04 per diluted share, relating to this event.

Jacobs also announced backlog totaling $14.9 billion at January 1, 2010, including a technical professional services component of $8.2 billion. This compares to total backlog and technical professional services backlog of $16.0 billion and $7.9 billion, respectively, at January 2, 2009.

Commenting on the results for the first quarter, Jacobs President and CEO Craig L. Martin stated, “Our results for the quarter reflect good execution by all of our offices, as well as continued focus on controlling costs. Although the economic environment continues to be difficult, our relationship-based business model remains a strength. We are also pleased to have completed the acquisition of TYBRIN, a 1,500 person professional services firm.”

Commenting on the Company’s earnings outlook for the remainder of fiscal 2010, Jacobs Chief Financial Officer John W. Prosser, Jr. stated, “Based on the results for the first quarter and our current outlook, we are maintaining our guidance for fiscal 2010 of earnings per share of a range of $2.00 to $2.60.”

Jacobs is hosting a conference call at 11:00 a.m. Eastern time on Tuesday, January 26, 2010, which they are webcasting live on the Internet at www.jacobs.com. The taped teleconference is accessible from any touch-tone phone and will be available 24 hours a day through February 2, 2010. The dial-in number for the audio replay is 706.645.9291 (ID 51172017).

Jacobs is one of the world’s largest and most diverse providers of technical, professional, and construction services.

Statements made in this press release that are not based on historical fact are forward-looking statements. Although such statements are based on management’s current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements. We caution the reader that there are a variety of factors that could cause business conditions and results to differ materially from what is contained in our forward-looking statements. For a description of some of the factors which may occur that could cause actual results to differ from our forward-looking statements please refer to our 2009 Form 10-K, and in particular the discussions contained under Item 1 –Business; Item 1A – Risk Factors; Item 3 – Legal Proceedings; and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations. We also caution the readers of this release that we do not undertake to update any forward-looking statements made herein.

[ MORE ]

Financial Highlights:

Results of Operations (in thousands, except per-share data):

	Three Months Ended
	January 1, 2010	January 2, 2009
Revenues	$2,477,785	$3,232,653
Costs and Expenses:
Direct costs of contracts	(2,128,576)	(2,795,234)
Selling, general, and administrative expenses	(235,728)	(256,351)

Operating Profit	113,481	181,068

Other Income (Expense):
Interest income	838	4,602
Interest expense	(612)	(1,229)
Miscellaneous expense, net	(559)	(2,860)

Total other income (expense), net	(333)	513

Earnings Before Taxes	113,148	181,581
Income Tax Expense	(40,747)	(65,465)

Net Earnings	72,401	116,116

Net loss attributable to noncontrolling interest	36	234

Net Earnings attributable to Jacobs	$72,437	$116,350

Earnings Per Share (“EPS”):
Basic	$0.59	$0.95
Diluted	$0.58	$0.94

Weighted Average Shares Used to Calculate EPS:
Basic	123,622	122,217
Diluted	125,302	123,977

The financial statement presentation above has been modified to reflect net income/loss attributable to the Company and the noncontrolling interests as required in Accounting Standards Codification 810-10-45-19 through 20 which became effective for the Company October 3, 2009.

[ MORE ]

Other Operational Information (in thousands):

	Three Months Ended
	January 1, 2010	January 2, 2009
Revenues by Major Component:
Technical professional services	$1,220,224	$1,528,242
Field services	1,257,561	1,704,411

Total	$2,477,785	$3,232,653

Depreciation (pre-tax)	$17,312	$16,562

Capital Expenditures	$7,741	$19,999

Selected Balance Sheet and Backlog Information (in thousands):

	January 1, 2010	January 2, 2009
Balance Sheet Information:
Cash and cash equivalents	$1,055,038	$787,866
Working capital	1,322,560	1,248,526
Total debt	114,087	42,363
Stockholders’ equity *	2,723,414	2,360,176

Backlog Information:
Technical professional services	$8,244,100	$7,884,200
Field services	6,644,100	8,093,200

Total	$14,888,200	$15,977,400

*	Stockholders’ equity at January 2, 2009 has been adjusted to reflect the inclusion of noncontrolling interests in equity as required in Accounting Standards Codification 810-10-45-16 which became effective for the Company October 3, 2009.

[ END ]